EXHIBIT 99.1

DATE:	April 17, 2006

TO:	All Media

FROM:	Standard Management
10689 N. Pennsylvania Street
Indianapolis, Indiana 46280

CONTACT:	Michael B. Berry
Investor Relations
Phone: (317) 574-5221
Standard Management Reports 2005 Results
     (Indianapolis, Indiana) Standard Management Corporation (“Standard Management” or the “Company”) (NASDAQ: SMAN, SMANP), an Indianapolis-based provider of pharmaceuticals to the long-term care industry, today reported a net loss from continuing operations for the twelve months ended December 31, 2005 of $2.40 per diluted share, or $20.3 million. Net loss from continuing operations for the quarter ended December 31, 2005 was $0.72 per diluted share or $6.6 million.
2005 Summary
•	In June 2005, the Company sold its financial services business, Standard Life Insurance Company of Indiana, for approximately $80 million, using the proceeds to pay down debt and netting $25 million in cash. As a result of the sale, the Company reported a non-cash accounting impairment of approximately $36.6 million.

•	During the third quarter of 2005, the Company acquired four pharmacies with total revenues of $33.7 million for an aggregate purchase price of $17.2 million, primarily with cash and Company stock.

•	To facilitate comparisons and enhance the understanding of our operating performance, subsequent to the sale of our financial services business, the discussion that follows includes financial measures that are adjusted from the comparable amounts under Generally Accepted Accounting Principles (“GAAP”). For a detailed presentation of reconciling items please refer to the attached schedules.
     Loss before interest, income taxes, depreciation and amortization (“EBITDA”) for the fourth quarter of 2005, excluding the goodwill impairment charge, was $2.7 million. Excluding costs of $.7 million related to allowances for bad debts, the fourth quarter 2005 EBITDA would have been a loss of $2.0 million or $.22 per diluted share.

Subsequent Events
•	On March 8, 2006, the Company announced the signing of a five-year prime vendor agreement with AmerisourceBergen Drug Corporation.

•	Shareholders, in March 2006, approved the increase in the authorized common stock of the Company as well as the issuance of more than 20% of the Company’s outstanding shares facilitating the Company’s capital plan.

•	The Company has previously announced its intention to conduct an exchange offer for all or a portion of the trust preferred securities for SMAN common stock in the near future. No terms for such an exchange offer has been set.

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed today with the Securities and Exchange Commission, includes a report from the Company’s independent auditors that contains a qualified opinion. NASDAQ rules require listed companies to publicly announce if its annual report includes an audit opinion that contains a qualified opinion. The Company’s independent auditors cited our recurring losses from continuing operations and the possibility that we may not have adequate financing to meet all our near-term cash requirements as reasons for the qualified opinion. Management believes that it can adequately address the issues raised by (i) significantly reducing the cash burn rate at one of our operating subsidiaries, (ii) raising additional capital, and (iii) using a portion of such capital to continue to acquire profitable businesses that will provide cash flow from operations.
Chairman’s Comments
Ronald D. Hunter, Chairman, President and CEO stated, “With four acquisitions completed in the third quarter of 2005, the Company has four regional hubs and five distribution centers throughout the country positioning the Company for growth in 2006 and beyond.”
Mr. Hunter continued, “With our existing pharmaceutical operations, along with acquisitions currently under consideration, the Company should generate approximately $100 million in annualized revenue with anticipation of reaching $200 million in revenue by year-end 2006, which may allow the Company to reach its stated goal of $300 million in annualized revenue by year-end 2008.”
Continuing Operations
For the fourth quarter ended December 31, 2005, revenue grew to $14.1 million from $1.8 million in the comparable prior year period. This growth rate was largely attributable to $11.3 million in revenue from the acquisitions.

     For the quarters ended December 31, 2005 and 2004, net loss from continuing operations was $6.6 million for each the current and comparable period, or $.72 per diluted share and $.83 per diluted share, respectively. For the quarter ended December 31, 2005, a goodwill impairment charge of $2.8 million, or $.31 per diluted share, related to our existing operations prior to the 2005 acquisitions was recorded, in addition to the $1 million charge, or $.11 per diluted share, for the comparable prior year period. Interest expense decreased $88,000, primarily due to reduced debt resulting from the sale of Standard Life Insurance Company of Indiana in June 2005.
This press release contains “forward-looking statements” within the meaning of section 27 A of the Securities Act of 1933. The use of the words “believe,” “expect,” “anticipate,” “intend,” “may,” “estimate,” “could,” “plans,” and other similar expressions, or the negations thereof, generally identify forward-looking statements. Forward-looking statements in this press release include, without limitation, the ability of the Company to address the factors sighted by our independent auditors as a basis for their qualified audit opinion, the performance and growth of our business, potential future acquisitions, and their impact on the Company’s performance. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which could cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to the ability of our management team to successfully operate a health services business with limited experience in that industry; our ability to expand our health services business both organically and through acquisitions, including our ability to identify suitable acquisition candidates, acquire them at favorable prices and successfully integrate them into our business; general economic conditions and other factors, including prevailing interest rate levels and stock market performance, which may affect our ability to obtain the proposed capital and additional capital when needed and on favorable terms; customer response to new products, distribution channels and marketing initiatives; and increasing competition in the sale of our products.
We caution you that, while forward-looking statements reflect our good faith beliefs, these statements are not guarantees of future performance. In addition, we disclaim any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.
Standard Management is a holding company headquartered in Indianapolis, IN. Information about the Company can be obtained by calling the Investor Relations Department at 317-574-5221 or via the Internet at www.SMAN.com.

STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited, dollars in thousands)

	December 31
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$2,232	$1,121
Accounts receivable, net of allowances of $1,194 and $331, respectively	6,543	1,109
Inventories	3,880	748
Prepaid and other current assets	828	1,009
Assets of discontinued operations	—	1,921,405

Total current assets	13,483	1,925,392

Property and equipment, net	10,950	11,715
Assets held for sale	1,506	738
Deferred financing fees, net	2,009	1,767
Officer and other notes receivable, less current portion	842	912
Investments in unconsolidated subsidiaries	5,160	160
Intangible assets, net	4,305	1,312
Goodwill	11,366	3,725
Other noncurrent assets	1,388	2,024

Total assets	$51,009	$1,947,745

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,201	$401
Accrued expenses	2,392	2,536
Current portion of long-term debt	2,533	3,597
Liabilities of discontinued operations	1,069	1,829,306

Total current liabilities	8,195	1,835,840

Long-term debt, less current portion	36,776	50,714
Other long-term liabilities	1,095	1,159

Total liabilities	46,066	1,887,713

Shareholders’ equity:
Common stock, no par value, and additional paid in capital, 40,000,000 shares and 20,000,000 shares authorized, 10,712,859 shares and 9,446,191 shares issued in 2005 and 2004, respectively	68,537	64,369
Retained deficit	(55,793)	(1,529)
Treasury stock, at cost, 1,617,651 shares in 2005 and 1,525,078 shares in 2004, respectively	(7,901)	(7,703)
Accumulated other comprehensive income from continuing operations	100	68
Accumulated other comprehensive income from discontinued operations	—	4,827

Total shareholders’ equity	4,943	60,032

Total liabilities and shareholders’ equity	$51,009	$1,947,745

STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited dollars in thousands, except per share amounts)

	Three Months Ended		Year to Date
	December 31		December 31
	2005	2004	2005	2004
Net revenues	$14,126	$1,756	$28,922	$7,120
Cost of revenues	9,770	1,828	20,735	5,822

Gross profit	4,356	(72)	8,187	1,298

Selling, general and administrative expenses	7,072	4,020	20,135	13,489
Depreciation and amortization	622	552	2,192	2,152
Goodwill impairment charges	2,839	963	2,839	963
Loss related to sale of a business	—	—	—	964

Operating loss	(6,177)	(5,607)	(16,979)	(16,270)
Other income, net	686	182	1,078	182
Interest expense	1,060	1,148	4,382	4,524

Net loss from continuing operations before income tax expense (benefit)	(6,551)	(6,573)	(20,283)	(20,612)
Income tax expense (benefit)	—	—	—	—

Net loss from continuing operations	(6,551)	(6,573)	(20,283)	(20,612)
Income (loss) from discontinued operations, net of income taxes	(8)	2,636	(33,981)	9,744

Net loss	$(6,559)	$(3,937)	$(54,264)	$(10,868)

Loss per share — basic and diluted
Loss from continuing operations	$(0.72)	$(0.83)	$(2.40)	$(2.59)
Income (loss) from discontinued operations	(0.00)	0.33	(4.02)	1.22

Net loss	$(0.72)	$(0.50)	$(6.42)	$(1.36)

Weighted average shares outstanding	9,178,113	7,919,733	8,455,869	7,973,029

STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES
RECONCILIATION STATEMENT AND DEFINITIONS
Non-GAAP Basis
(unaudited dollars in thousands)

	Three Months Ended		Year to Date
	December 31		December 31
	2005	2004	2005	2004
Earnings before interest, income taxes, depreciation and amortization (“EBITDA”):
Operating loss	(6,177)	(5,607)	(16,979)	(16,270)
Depreciation and amortization	622	552	2,192	2,152
Goodwill impairment changes	2,839	963	2,839	963

EBITDA	(2,716)	(4,092)	(11,948)	(13,155)

Footnotes to Financial Information:
Definitions:
     GAAP: Amounts that conform with U.S Generally Accepted Accounting Principles.
     Non-GAAP: Amounts that do not conform with U.S. GAAP.
Note 1: Standard Management believes that the readers’ understanding of our performance is enhanced by the Company’s disclosure of certain Non-GAAP financial measures as presented in this document. The Company’s management believes that the adjusted results provide some additional focus on the ongoing operations of the Company. Standard Management’s method and calculation of these measures may be different than those used by other companies and, therefore, they may not be comparable.
Note 2: EBITDA shown in these financial presentations is earnings before interest expense, other income, income taxes, depreciation and amortization. Standard Management believes that certain readers find EBITDA to be a method for measuring a company’s ability to service its debt, which is the primary reason that Standard Management uses this financial measure. EBITDA does not represent cash flows from operating activities as defined by GAAP and should not be used as a measure of liquidity. Standard Management’s calculation of EBITDA may be different from other companies.